                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              SAFETY-KLEEN CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

               [SAFETY-KLEEN LOGO]

                                                                  March 24, 1995
Dear Shareholder:

  Our directors and officers join me in extending a cordial invitation to attend the 1995 annual meeting of shareholders to be held at 10:00 A.M. on Friday, May 12, 1995 at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018.

  In addition to the election of four directors, we shall seek approval of the 1995 Employee Stock Purchase Plan. We shall also report to you on the business and affairs of the Company.

  Our Annual Report, including financial statements for the fiscal year 1994, is being mailed with this letter.

  Whether you plan to attend or not, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every shareholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

  The continuing interest of the shareholders in the business of the Company is gratefully acknowledged and we hope many will attend the meeting.
                                     Sincerely,
                                     [SIGNATURE LOGO OF DONALD W. BRINCKMAN]
                                     Donald W. Brinckman
                                     Chairman of the Board

                 LOGO
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1995

  The 1995 annual meeting of shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") will be held at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018, at 10:00 A.M., Chicago time, on Friday, May 12, 1995 for the following purposes:

    1. To elect three persons to Safety-Kleen's Board of Directors to serve three-year terms and to elect one person to serve a one-year term and until their successors are elected and qualified. The Board of Directors recommends that shareholders vote FOR the four incumbent directors nominated by the Board.

    2. To consider and act upon a proposal to adopt the 1995 Employee Stock Purchase Plan. The Board of Directors recommends that shareholders vote FOR this proposal.

    3. To transact such other business as may properly come before the meeting.

  A Proxy Statement containing information regarding the above appears on the following pages.

  Shareholders of record as of the close of business on March 9, 1995 are entitled to receive notice of and to vote at the annual meeting.

  We hope you can attend the meeting in person. However, even if you plan to do so, WE URGE THAT YOU MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY to Safety-Kleen so that we may be assured of a quorum to transact business. The proxy is revocable, and, accordingly, your prompt return to Safety-Kleen of the enclosed proxy form will not affect your right to vote in person at the meeting if you desire to do so.
                                          By Order of the Board of Directors

                                          Robert W. Willmschen, Jr.
                                          Secretary

March 24, 1995
Elgin, Illinois

                             YOUR VOTE IS IMPORTANT
             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                 IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                      LOGO

                               ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1995

  This Proxy Statement was mailed on or about March 24, 1995 to shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") in connection with the solicitation of proxies by Safety-Kleen's Board of Directors (the "Board of Directors" or "Board") to be used at the 1995 annual meeting of Safety-Kleen's shareholders and any adjournments thereof. The meeting will be held on Friday, May 12, 1995, at 10:00 A.M., Chicago time, at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018.

                                    PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person without extra compensation.

  Proxies in the accompanying form, properly executed and received by Safety-Kleen's Secretary prior to the meeting and not revoked, will be voted as directed thereon or, in the absence of such direction, will be voted as follows: (i) FOR the election to the Board of Directors of the four persons nominated by the Board; (ii) FOR approval of the 1995 Employee Stock Purchase Plan and (iii) in accordance with the judgment of the persons acting under the proxies with respect to any other matters that may come before the meeting. Any such proxy may be revoked by the person or persons giving it at any time before it has been voted by giving written notice of such revocation to Safety-Kleen's Secretary, by submitting prior to the vote a subsequently dated proxy or by attending the meeting and voting in person. Attendance at the meeting by a shareholder will not in itself revoke a previously delivered proxy.

                   RECORD DATE, SHARES OUTSTANDING AND VOTING

  Shareholders of record as of the close of business on March 9, 1995 are entitled to vote at the annual meeting. On March 9, 1995, 57,754,963 shares of Safety-Kleen's common stock, par value $.10 per share (the "Common Stock"), were outstanding and are entitled to be voted at the annual meeting. Each share of Common Stock entitles the holder to one vote on each matter to be acted on. A majority of the Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Pursuant to the Company's Bylaws, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. The Company will treat broker non-votes as present for purposes of establishing a quorum. Broker non-votes as to any proposal will be treated as not entitled to vote on that matter and thus not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the Common Stock ownership as of March 1, 1995 of (i) shareholders who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer and (iv) the Company's directors and executive officers as a group.

                                               NUMBER OF SHARES   PERCENTAGE OF
                                                 BENEFICIALLY      OUTSTANDING
                     NAME                          OWNED(1)      COMMON STOCK(2)
                     ----                      ----------------  ---------------
FIVE PERCENT SHAREHOLDERS
FMR Corp.
 82 Devonshire St., Boston, MA 02109..........    5,681,933           9.84%
Merrill Lynch & Co., Inc.
 World Financial Center, North Tower, New
 York, NY 10281...............................    5,012,922           8.68%
EMERY FAMILY GROUP
------------------
 Joan Emery Lammers
  1801 Seminary St., Alton, IL 62002..........    2,055,518(3)        3.56%
 William H. Emery II
  11388 SW Riverwoods Rd., Portland, OR 97219.    1,678,767           2.91%
 Lucy T. Otzen
  ORC Box 472, 8 Card Sound Pt. Rd., N. Key
  Largo, FL 33037.............................    1,473,081(4)        2.55%
 Edward W. Emery, Jr.
  Route 18, Box 13, Bedford, IN 47421.........      105,571(5)         .18%
 Circle L Enterprises L.P.
  Landmark Center, P.O. Box 1056, Lake Geneva,
  WI 53147....................................    1,367,520(4)        2.37%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
 Donald W. Brinckman..........................      846,708(7)        1.46%
 Joseph Chalhoub..............................      314,187(8)           *
 David A. Dattilo.............................       83,222(9)           *
 Richard T. Farmer............................       35,250(6)           *
 Russell A. Gwillim...........................      199,449(10)          *
 Edgar D. Jannotta............................       60,000(6)           *
 John G. Johnson, Jr..........................       23,062(11)          *
 Karl G. Otzen................................    1,473,081(4)        2.55%
 Paul D. Schrage..............................       23,680(6)           *
 Marcia E. Williams...........................            0              *
 Robert W. Willmschen, Jr.....................      111,104(12)          *
 W. Gordon Wood...............................       84,895(6)           *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
 GROUP
 (25 individuals).............................    3,953,143(13)       6.71%

--------
    * Denotes less than one percent of shares outstanding.
(1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.
(2) Shares subject to options exercisable within 60 days of March 1, 1995 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3) The shares shown for Joan Emery Lammers include 683,760 shares contributed by or on behalf of Mrs. Lammers in December 1992 to Circle L Enterprises L.P. (the "Circle L Limited Partnership"). See Note (4).
(4) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table, each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to the Circle L Limited Partnership. The general partner which controls the Partnership is a corporation in which each of Karl G. Otzen, Lucy T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each owns 25% of the voting stock and each occupies one of the four positions on the Board of Directors. Because the Otzens and Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the Partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Joan Emery Lammers are shown only opposite her name in the table and the shares contributed by the Otzens are shown only opposite their respective names. The shares shown opposite the Otzens' names also include: 757,721 shares owned by trusts of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company is trustee and 22,500 shares subject to options exercisable by Karl G. Otzen within 60 days of March 1, 1995.
(5) All shares are owned by a trust of which The Northern Trust Company is trustee.
(6) Includes 22,500 shares subject to options exercisable within 60 days of March 1, 1995.
(7) Includes 73 shares owned by his wife and 341,016 shares subject to options exercisable within 60 days of March 1, 1995.
(8) Includes 275,000 shares owned by Breslube Industries, Ltd. of which 100% is owned by Mr. Chalhoub. Also included are 75 shares owned by his son and 39,112 shares subject to options exercisable within 60 days of March 1, 1995.
(9) Includes 51,877 shares subject to options exercisable within 60 days of March 1, 1995.
(10) Includes 30,223 shares owned by his wife and 22,500 shares subject to options exercisable within 60 days of March 1, 1995. Mr. Gwillim is also a co-trustee for 91,654 shares held in an irrevocable trust for which he has no beneficial ownership; such shares are not included in the table.
(11) Includes 700 shares owned by his wife and 18,662 shares subject to options exercisable within 60 days of March 1, 1995.
(12) Includes 62,175 shares subject to options exercisable within 60 days of March 1, 1995.
(13) Includes 1,158,080 shares subject to options exercisable within 60 days of March 1, 1995.

PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's nine directors are divided into three classes with three directors elected for a term expiring at the 1997 annual meeting, three directors elected for a term expiring at the 1996 annual meeting and three directors elected for a term expiring at the 1995 annual meeting. One class of directors is elected each year for a three-year term. The terms of Messrs. Gwillim, Jannotta and Otzen expire at the 1995 annual meeting and they are nominated for re-election to serve three-year terms expiring in 1998 and until their successors are chosen and have qualified. Ms. Williams was appointed a director by the Board of Directors in August of 1994 to serve until the 1995 annual meeting of shareholders. If elected, Ms. Williams will be placed in the Class of 1996 with Messrs. Brinckman and Wood and therefore, her term will expire at the 1996 annual meeting. Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares entitled to vote in the election represented in person or by proxy. If any of the nominees should be unable or unwilling to serve as a director, an event that is not anticipated, the proxies will be voted for substitute nominees designated by the Board of Directors. There is no cumulative voting as to any matter, including the election of directors. The following sets forth information as to each of the nominees for election at the meeting and each director continuing in office.

  The Board of Directors recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies that such votes be withheld.

CLASS OF 1998: (nominees)
                                                             Director since 1968
RUSSELL A. GWILLIM                                                        Age 72

  Mr. Gwillim was employed by Chicago Rawhide Manufacturing Company, an oil seals manufacturer, from 1948 until his retirement in 1984. He served as its President and Chief Executive Officer from 1969 until his retirement. Mr. Gwillim was named Chairman Emeritus in August, 1990. Prior thereto he was Chairman of the Board of Directors of the Company since 1968. Mr. Gwillim is the Chairman of the Compensation Committee and a member of the Executive Committee.

                                                             Director since 1979
EDGAR D. JANNOTTA                                                         Age 63

  Mr. Jannotta became Senior Partner of William Blair & Company, an investment banking firm, on January 1, 1995, after having served as Managing Partner from September 1977 through December 1994. He has been employed by that company since 1959. He is also a director of AAR Corp., Elk Grove Village, Illinois; Bandag, Incorporated, Muscatine, Iowa; Molex Incorporated, Lisle, Illinois; Commonwealth Edison Company, Chicago, Illinois and Oil-Dri Corporation of America, Chicago, Illinois. Mr. Jannotta is a member of the Compensation Committee and the Executive Committee.

                                                             Director since 1984
KARL G. OTZEN                                                             Age 53

  Mr. Otzen has been President of Gerhard & Company, a product development consulting firm, since June 1, 1984. Prior thereto he had been employed by Safety-Kleen since 1968 and had managed the Company's product development activities since 1969. He is also Chairman of Gerhard-Sorenson Company, a consumer products design and manufacturing firm. Mr. Otzen is a member of the Audit Committee and the Nominating Committee.

CLASS OF 1997:
                                                             Director since 1986
RICHARD T. FARMER                                                         Age 60

  Mr. Farmer has been Chairman and Chief Executive Officer of Cintas Corporation, a uniform manufacturer and supplier, since 1968, and has been employed by that company since 1957. He is also a director of Fifth Third Bancorp, Cincinnati, Ohio. Mr. Farmer is the Chairman of the Nominating Committee and a member of the Compensation Committee.

                                                             Director since 1993
JOHN G. JOHNSON, JR.                                                      Age 54

  Mr. Johnson was elected President and a director of the Company in May 1993, and assumed the additional responsibility of Chief Executive Officer as of January 1, 1995. He joined Safety-Kleen in January, 1993 as Assistant to the Chairman/CEO. Prior to joining Safety-Kleen, Mr. Johnson was employed by ARCO since 1958. He served as Senior Vice President of ARCO Chemical Company since 1986. In 1987, he became a director and in 1988 was given the added responsibility of President of ARCO Chemical Americas, a division of ARCO Chemical Company.

                                                             Director since 1981
PAUL D. SCHRAGE                                                           Age 60

  Mr. Schrage has been Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a restaurant franchisor and operator, since 1984 and has been employed by that company since 1967. He is also a director of McDonald's Corporation, Oak Brook, Illinois. Mr. Schrage is the Chairman of the Audit Committee and a member of the Nominating Committee.

CLASS OF 1996:
                                                             Director since 1968
DONALD W. BRINCKMAN                                                       Age 64

  Mr. Brinckman relinquished his post as Chief Executive Officer of the Company as of December 31, 1994, a position he held since 1968. He served as President of the Company from 1968 to August

1990, when he was appointed Chairman of the Company's Board of Directors. On December 18, 1991, Mr. Brinckman was elected to resume the responsibility of President upon the death of Joseph F. Knott and served as President from December 1991 until May 1993. He is also a director of Johnson Worldwide Associates, Inc., Racine, Wisconsin; Paychex, Inc., Rochester, New York and Snap-on Incorporated, Kenosha, Wisconsin. Mr. Brinckman is Chairman of the Executive Committee.

                                                             Director since 1994
MARCIA E. WILLIAMS (nominee)                                              Age 48

  Ms. Williams has been President of Williams & Vanino, Inc., an environmental management consulting firm since 1991. From 1988 until 1991, Ms. Williams was Vice President, Environmental Policy and Planning for Browning-Ferris Industries, Inc. Between 1970 and 1988 Ms. Williams served in various positions with the United States Environmental Protection Agency, including Director, Office of Solid Waste and Deputy Assistant Administrator, Office of Pesticides and Toxic Substances.

                                                             Director since 1968
W. GORDON WOOD                                                            Age 69

  Mr. Wood was Vice President of the Company from 1968 until he retired on March 31, 1985. Mr. Wood is a member of the Audit Committee.

                DIRECTORS' COMMITTEES, MEETINGS AND COMPENSATION

  The Board of Directors has, pursuant to its powers, designated Compensation, Audit, Executive and Nominating Committees of the Board. The committee members have been identified above. The primary functions of the Compensation Committee are to act on behalf of the Board of Directors in connection with the administration of the Company's Management Incentive Plan and the Company's stock option plans, to determine compensation of all officers of the Company and to approve salary grades of certain management positions. The Compensation Committee met four times in 1994. The primary functions of the Audit Committee are to recommend to the Board of Directors the selection of independent auditors; to review the scope of the independent auditor's examination; to review with the independent auditors the results of their audits; to review the adequacy of internal controls with the independent auditors, the Company's internal auditors and certain officers of the Company and to perform such other duties as shall from time to time be delegated to the Audit Committee by the Board. The Audit Committee met twice in 1994. The primary function of the Executive Committee is to exercise the powers of the full Board of Directors with respect to the management of the Company's business where it would be impractical to either convene a special meeting of the full Board of Directors to deal with any matter or delay action until the next regular meeting of the Board of Directors. The primary function of the Nominating Committee is to identify and propose to the full Board nominees, brought to its attention by directors and officers, to fill vacancies on the Board as they occur. The Nominating Committee will consider nominations by shareholders, submitted in accordance with the Company's by-laws. Neither the Executive Committee nor the Nominating Committee met in 1994.

  In 1994, the Board of Directors met four times. Directors who are employees of the Company receive no additional compensation for their services as directors. In 1994, directors who were not officers received $12,000 plus $2,000 for each Board or committee meeting attended, and were reimbursed for travel and other expenses related to attendance at Board and committee meetings. During 1994, each incumbent director attended at least 75% of the meetings of the Board and each Board committee of which such director was a member.

  In February 1988, a non qualified stock option plan for outside directors (the "Directors' Plan") was adopted and approved by the shareholders at the 1988 annual meeting of shareholders. The Directors' Plan allows eligible directors of the Company to purchase up to an aggregate of 300,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date options are granted. Only directors who are not employees of the Company are eligible to participate in the Directors' Plan. Eligible directors were granted options to purchase 15,000 shares of the Company's Common Stock pursuant to the Directors' Plan on February 5, 1988 at an option price of

$19.416 per share. Under the Directors' Plan, any new outside director elected or appointed is granted an option to purchase 15,000 shares of the Company's Common Stock upon becoming a director. An option to purchase 15,000 shares at an option price of $15.875 per share was granted to Marcia Williams upon her appointment as a director in 1994. The Directors' Plan also provides for the automatic grant of a second option to purchase 15,000 shares to each outside director on the fifth anniversary of the initial grant of options to such director, but only if such director is still serving on the Board at that time. As a result of such provision, a second grant was made on February 5, 1993 at an option price of $24.00 per share to the seven eligible directors. Options are exercisable 25 percent annually, on a cumulative basis, starting one year from date of grant and expire ten years from date of grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table specifies the components of the compensation packages of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                ANNUAL COMPENSATION       COMP.
                                --------------------   -----------
                                                         AWARDS
                                                       -----------
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
        NAME AND                                       OPTION/SARS COMPENSATION
   PRINCIPAL POSITION      YEAR  SALARY   BONUS(1)         (#)         (3)
   ------------------      ---- --------- --------     ----------- ------------
Donald W. Brinckman        1994 $ 440,000 $ 138,000      37,250       $2,250
 Chairman and CEO          1993   434,462         0      50,100            0
                           1992   404,109   190,021      26,400          424
John G. Johnson, Jr.       1994   320,961   119,600      19,400        2,250
 President and COO         1993   247,183   125,000(2)   34,450            0
Joseph Chalhoub            1994   183,594    66,420      12,000        4,510
 Senior Vice President     1993   171,099         0      16,650        4,173
                           1992   173,269    79,125       8,800        3,895
David A. Dattilo           1994   178,500    68,850      12,000        2,250
 Senior Vice President(4)  1993   197,884    17,913      16,950            0
                           1992   191,568    53,597       9,000          424
Robert W. Willmschen, Jr.  1994   180,606    61,500      12,000        2,250
 Senior Vice President     1993   167,853         0      16,700            0
                           1992   160,366    80,652       8,650          424

--------
(1) The bonus amounts are primarily amounts payable pursuant to the Company's Management Incentive Plan described under the caption "Compensation Committee Report." The bonus amount of $17,913 paid in 1993 to Mr. Dattilo is a bonus related to sales performance.
(2) Mr. Johnson received a one time payment related to his joining the Company in 1993.
(3) The compensation reported represents Company contributions to the Savings and Investment Plan, a defined contribution plan, made for Messrs. Brinckman, Johnson, Dattilo and Willmschen. The compensation for Mr. Chalhoub represents Company contributions to a defined contribution plan administered by Safety-Kleen Canada, Inc.
(4) Salary shown for Mr. Dattilo in 1992 and 1993 includes certain commissions based on sales performance; these commissions were terminated December 31, 1993.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information related to options/SARs granted to the named executive officers during fiscal 1994.

                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF
                                                                                  STOCK PRICE
                                        INDIVIDUAL GRANTS                APPRECIATION FOR OPTION TERM
                         ----------------------------------------------- -----------------------------
                          NUMBER OF
                          SECURITIES    % OF TOTAL
                          UNDERLYING   OPTIONS/SARS  EXERCISE
                         OPTIONS/SARS   GRANTED TO   OR BASE
                           GRANTED      EMPLOYEES     PRICE   EXPIRATION
          NAME              (#)(1)    IN FISCAL YEAR  ($/SH)     DATE      5% ($)(2)     10% ($)(2)
          ----           ------------ -------------- -------- ---------- -----------------------------
Donald W. Brinckman.....    37,250         7.59%     $15.625   02-11-04  $     366,036 $       927,608
John G.
 Johnson, Jr............    19,400         3.95%      15.625   02-11-04        190,634         483,103
Joseph Chalhoub.........    12,000         2.44%      15.625   02-11-04        117,918         298,827
David A. Dattilo........    12,000         2.44%      15.625   02-11-04        117,918         298,827
Robert W.
 Willmschen, Jr.........    12,000         2.44%      15.625   02-11-04        117,918         298,827
Shareholders(3).........     N/A           N/A         N/A       N/A       567,527,905   1,438,227,138

--------
(1) All options are non qualified, expire 10 years from date of grant, were issued at fair market value on the date of grant and vest at the rate of 25% per year beginning one year from grant date. Options granted to executive officers have a tandem limited stock appreciation right (LSAR) which entitles the officer to elect to receive a "Change of Control Value" (as described in the 1993 Stock Option Plan) of the option in cash in the event a Change of Control occurs.
(2) The potential realizable value portion of the foregoing table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(3) With respect to shareholders, the potential realizable value illustrates the gain that might be realized on the 57,754,963 shares of Common Stock issued and outstanding as of year end, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. The value is calculated based on the Exercise or Base Price of the option grant on February 11, 1994 of $15.625 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information related to options exercised by the named executive officers during fiscal year 1994 and the number and value of options held at fiscal year end.

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED,
                                                      OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                              SHARES                FISCAL YEAR END (#)       FISCAL YEAR END($)*
                            ACQUIRED ON  VALUE   ------------------------- -------------------------
           NAME              EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----             ----------- -------- ----------- ------------- ----------- -------------
Donald W. Brinckman.......        0        $0      310,497      94,645       $5,671       $17,016
John G. Johnson, Jr.......        0         0        8,612      45,238        2,952         8,860
Joseph Chalhoub...........        0         0       29,337      30,763        1,827         5,485
David A. Dattilo..........        0         0       41,377      31,688        1,827         5,485
Robert W. Willmschen, Jr..        0         0       51,881      31,270        1,827         5,485

--------
* Represents the difference between the per share exercise price and the closing price of the Common Stock on December 30, 1994 ($14.75).

PENSION PLAN

  The Safety-Kleen Pension Plan for Salaried Employees (the "Pension Plan") provides retirement benefits for life for salaried employees, including executive officers, of the Company and its participating subsidiaries. Pensions are based on final pay, which is defined as the average annual earnings (including commissions and incentive compensation) for the five consecutive years which yield the highest average. For the named executive officers, covered compensation is substantially the same as the sum of the Salary and Bonus columns for 1994 on the Summary Compensation Table. The pensions are payable monthly commencing the first calendar month after retirement.

  Under the Safety-Kleen Corp. Excess Benefit Plan (the "Excess Benefit Plan"), executive officers are generally entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension Plan were it not for certain restrictions imposed under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the amount of benefits payable under the Pension Plan and the amount of annual compensation which may be taken into account in determining benefits under the Pension Plan. The Excess Benefit Plan also provides that the executive officers' benefits are calculated on the highest five of their last ten years' compensation and that any executive officer who has attained both the age of 60 years and 30 years of service will receive an unreduced pension benefit.

  The following table reflects annual pension benefits commencing at age 65 based upon assumed final pay amounts and years of credited service:

                      ESTIMATED ANNUAL PENSION BASED UPON
                  INDICATED YEARS OF CREDITED SERVICE FOR THE
                    PENSION PLAN AND THE EXCESS BENEFIT PLAN

   ASSUMED
   AVERAGE
    ANNUAL
    FINAL       10         15         20         25         30         35
     PAY       YEARS     YEARS      YEARS      YEARS      YEARS      YEARS
   -------     -----     -----      -----      -----      -----      -----
   $150,000   $24,572   $ 36,858   $ 49,144   $ 61,430   $ 73,716   $ 73,926
    200,000    32,907     49,361     65,814     82,268     98,721     98,931
    250,000    41,242     61,863     82,484    103,105    123,726    123,936
    300,000    49,577     74,366     99,154    123,943    148,731    148,941
    350,000    57,912     86,868    115,824    144,780    173,736    173,946
    400,000    66,247     99,371    132,494    165,618    198,741    198,951
    450,000    74,582    111,873    149,164    186,455    223,746    223,956
    500,000    82,917    124,376    165,834    207,293    248,751    248,961
    550,000    91,252    136,878    182,504    228,130    273,756    273,966
    600,000    99,587    149,381    199,174    248,968    298,761    298,971
    650,000   107,922    161,883    215,844    269,805    323,766    323,976
    700,000   116,257    174,386    232,514    290,643    348,771    348,981
    750,000   124,592    186,888    249,184    311,480    373,776    373,986

  The amounts shown above are computed on straight-life annuity amounts and are not subject to deduction for Social Security benefits or other offset amounts. The amounts are assumed payable under the Pension Plan option providing lifetime benefits for the employee only, and would be reduced if the retiree elected a surviving spouse's pension. Messrs. Brinckman, Johnson, Dattilo and Willmschen had 35 years, 2 years, 27 years, and 16 years, respectively, of credited service under the Pension Plan as of December 31, 1994.

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

  Mr. Brinckman had an employment contract with the Company which became effective as of February 5, 1988 and initially covered the period through December 31, 1992. Although the term of the contract was extended until December 31, 1996, Mr. Brinckman and the Company agreed in 1994 to terminate the contract effective December 31, 1994. The contract provided for a minimum base salary of $280,000 (or such higher amount as the Board may determine) annually and for benefits under the Management Incentive Plan, as currently in existence or, if higher, as amended, or equivalent benefits in the event of termination of that Plan. Mr. Brinckman's contract also provided for various payments upon termination of his employment, depending upon the reason for the termination.

  The Company entered into an employment agreement with Mr. Johnson in connection with his acceptance of employment with the Company in January, 1993. Pursuant to that agreement, the Company agreed to provide Mr. Johnson with salary continuation and benefits under the Management Incentive Plan for a six month period if Mr. Johnson's employment is terminated by the Company for any reason during the period between January 18, 1995 and January 17, 1996. In addition, Mr. Johnson entered into a severance agreement with the Company that provides if he is terminated for reasons other than gross misconduct before January 17, 1996, in addition to the separation payments described above, the Company will (i) recommend to the Board that the vesting of any stock options granted prior to the date of termination be accelerated, (ii) pay for one move to the East Coast according to the Company Moving Policy in place at the time and (iii) provide executive outplacement services to Mr. Johnson.

  The Company has entered into agreements with eighteen of its officers and other vice presidents, including the named executive officers, providing for the payment of certain severance benefits in the event of termination for reasons other than a voluntary termination or discharge for cause (as both terms are defined in such contracts) within three years after a change in control of the Company (which is generally defined as the purchase by any person or group of persons of more than 20% of the issued and outstanding Common Stock, a change in the majority of the members of the Board over a 24-month period, or certain corporate reorganizations). Benefits under these contracts include the payment of a lump sum severance benefit equal to three times the executive's annual salary at the time of termination (or if greater, at the time of the change in control), plus three times the greater of (i) the bonus he received for the previous year or (ii) the maximum bonus to which he could be entitled for the year in which the termination occurs.

  Each of the severance agreements provides for a reduction of payments due under such agreement, to the extent that such payments, together with all other amounts payable to the executive other than payments attributable to options granted him under the Company's stock option plans, constitute "excess parachute payments" under federal tax law. The contract also provides that the Company will reimburse the executive for any additional income taxes (including excise taxes) he incurs as a result of payments upon termination (including payments attributable to options) being treated as excess parachute payments under federal income tax law.

COMPENSATION COMMITTEE REPORT

  Pursuant to the rules regarding disclosures of Company policies concerning executive compensation, this report is submitted by Messrs. Farmer, Gwillim, and Jannotta in their capacity as the Board's Compensation Committee and addresses the Company's compensation policies for 1994 as they affected Mr. Brinckman, the Chief Executive Officer ("CEO"), and the Company's other executive officers, including the named executive officers.

  Overview of Executive Compensation Policy. The Company's compensation philosophy is incentive oriented, particularly for executive officers. The variable or incentive portion of an executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to motivate the CEO and the executive officers to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans, and finally, to provide a compensation package that recognizes individual contributions, as well as overall business results.

  The Compensation Committee receives the recommendations of the CEO for the compensation to be paid the executive officers, including the named executive officers, and after due deliberation determines the compensation of such executive officers and the CEO. This process is designed to ensure consistency throughout the executive compensation program.

  The key elements of the Company's executive compensation program consist of salary, annual bonus, and stock options. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance, and other benefits.

  In determining compensation, the Compensation Committee compares the executive officers compensation to the compensation paid to persons in comparable positions at comparable companies. The comparable companies used for this comparison are not the same companies that comprise the peer group index in the Stock Performance Graph on page 13, because the Compensation Committee believes that the Company's competitors for executive talent are not generally the companies included in that index. For these purposes, comparable companies are approximately 55 companies, surveyed by an outside consulting firm, whose sales, assets, shareholders' equity, net income, return on equity, and total number of employees are similar to those of the Company.

  The Compensation Committee does not believe that IRC Section 162(m), which denies a deduction for compensation payments in excess of $1 million to the CEO or a named executive officer, is likely to be applicable to the Company in the near future, but will reconsider the implications of IRC Section 162(m) if and when it appears that the section may become applicable.

  Salaries. Salaries for executive officers are determined by (i) subjectively evaluating the responsibilities of the position held and the experience and performance of the individual and (ii) comparing base salaries for comparable positions at comparable companies.

  With respect to Mr. Brinckman's base salary, he and the Company entered into the previously referenced employment contract in February 1988, which was terminated effective December 31, 1994. The contract provided for a minimum salary, or larger amount as might be fixed from time to time by the Board. Mr. Brinckman's salary was not increased during 1994 because he was no longer serving in the dual capacity of CEO and President.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus under the Company's Management Incentive Plan (the "Plan"). The purpose of the Plan is to supplement through an incentive bonus the pay for executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is externally competitive and properly rewards Plan participants for their efforts in achieving certain specified pre-tax earnings goals.

  The Plan operates as follows. Each year, the return on beginning-of-year equity ("ROE") for each firm comprising the Standard & Poor's 500 is calculated and arranged in descending ROE order (from the 99th percentile on down) for the four consecutive calendar quarters ending with the third quarter for the preceding year (for 1993, the Standard & Poor's 500 data was for the four consecutive calendar quarters ending with the third quarter for that year). Each percentile is also matched with its corresponding ROE. If the Company's ROE, as defined in the Plan, for the year is less than the ROE level, of the specified, predetermined percentile, then no bonus is paid. If, however, the Company's ROE equals the minimum ROE level, then a formula incentive bonus pool of 1 percent of consolidated pretax earnings, as defined in the Plan, is created. The size of the formula bonus pool increases on a graduated basis to a maximum of 5 percent of consolidated pretax earnings if the maximum ROE level is attained. At the beginning of each year, the Compensation Committee reviews and approves the list of Plan participants and the percentage share of the formula pool for each participant (other than the CEO).

  In addition to a share of the formula pool, a Plan participant is also eligible for a discretionary bonus not to exceed 50 percent of his or her share of the formula pool. Thus, the aggregate maximum annual bonus payments would be
7.50 percent of pre-tax earnings, although the Compensation Committee has never awarded each Plan participant the maximum discretionary bonus nor has the entire formula pool ever been allocated to participants. After the Company has received its audited year-end financial statements and the size of the formula bonus pool has been determined, the Compensation Committee approves the recommended discretionary shares. The Plan also provides for the Board of Directors to make a determination, notwithstanding the other Plan provisions, regarding the amount of the bonus pool and the awards to be paid to individual participants. This provision permits the Board of Directors to make whatever changes it deems necessary to preserve the purposes and objectives of the Plan.

  For 1994, a formula pool of 1.6% of pre-tax earnings was allocated to participants. Discretionary bonuses increased the size of the total pool allocated to participants to 2.3% of pre-tax earnings.

  Mr. Brinckman's employment agreement provided for an annual bonus payment not less than a specified fixed share of the formula bonus pool and an additional discretionary bonus amount based on increases in Company consolidated net profit. For 1994, however, Mr. Brinckman agreed to take a lesser share of the formula bonus pool than provided in his employment agreement. He also received a discretionary bonus based on the increase in the Company's consolidated net profit for 1994.

  Stock options. Stock option grants under the 1985 and 1993 Stock Option Plans are designed to align the long-term interests of the Company's executives and its shareholders and assist in the retention of executives. Stock options are granted with an exercise price equal to the market price on the date of grant. The Company's practice is to award options at the beginning of each year and vest such options at the rate of 25 percent per year beginning at the one-year anniversary of the grant. This approach is designed to create shareholder value over the long-term because the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

  In February 1994, the Compensation Committee recommended and the Board of Directors granted nonqualified stock options under the 1993 Plan to all executive officers, as well as certain other employees. The grants made to each executive officer, including the CEO, were based on each executive's level in the Company and immediate prior year's total cash compensation. The number of options granted to each executive officer was determined by (i) multiplying the executive's total cash compensation by a specified percentage (which ranged from 150 percent to 80 percent) depending upon the executive officer's level of responsibility within the Company and
(ii) dividing the product obtained in (i) by the Company's average stock price for the prior year. This formula approach, which is indirectly based on competitive compensation data, provides for awards based on current duties and responsibilities, as well as present and potential contributions to the success of the Company.

  As a result of the decrease in the market value of the Company's Common Stock, all stock option grants under the 1985 Stock Option Plan made prior to June 1990 have an exercise price greater than the market value of the Company's Common Stock. Because the remaining term on such options varied from two to five and one-half years (the original term of each option grant was 10 years), the Compensation Committee believed that the incentive compensation aspect of such options had been significantly reduced. The Compensation Committee determined that an equitable approach to restoring the incentive value of such options would be to extend their term until November 30, 2004 but maintain the same exercise prices.

  Accordingly, in December 1994, the Board of Directors amended the 1985 Stock Option Plan to permit the award of options for a term greater than 10 years. Following the amendment, the Compensation Committee modified each stock option grant made prior to June 1990 (a total of 1,147,000 shares) to the CEO, all executive officers, and certain other employees by extending the option term for each such grant until November 30, 2004. The exercise prices for such options, which range from approximately $17 to $24, were not changed.

                            Russell A. Gwillim, Chairman
                            Richard T. Farmer
                            Edgar D. Jannotta

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1994 with the cumulative total return on the Standard & Poor's 500 Index and the Smith Barney Shearson Hazardous Waste Index. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    SAFETY-KLEEN CORP, STANDARD & POOR'S 500 INDEX AND SMITH BARNEY SHEARSON
                             HAZARDOUS WASTE INDEX

                                      LOGO


                                          1989   1990   1991   1992   1993   1994
---------------------------------------------------------------------------------
  SAFETY KLEEN CORP                       $100   $130   $129   $121   $ 84   $ 78
  STANDARD & POOR'S 500 INDEX              100     97    126    136    150    152
  SMITH BARNEY SHEARSON HAZARDOUS WASTE
   INDEX                                   100     99    102     96     62     50

PROPOSAL 2: APPROVAL OF THE PROPOSED 1995 EMPLOYEE STOCK PURCHASE PLAN

  Overview. The Company proposes that its shareholders approve its 1995 Employee Stock Purchase Plan (which is called the "Plan" or the "1995 Plan" in this proxy statement). The Plan is intended to continue and improve a program which has been in effect at the Company since 1980 under which employees (other than senior officers) are able to purchase the Company's Common Stock. Under the Plan, each eligible employee is entitled to decide in June of each year how much the employee desires to commit to the purchase of shares under the Plan. The committed amount is deducted from the employee's pay in equal installments over the following twelve months. After the deductions are completed in July of the next year, the shares purchased with the year's worth of payroll deductions are issued to the participant at a purchase price equal to 90% of the lower of
(i) the market price on the first business day in June in the year in which the purchase commitment was made or (ii) the market price on the last business day in June of the next year (i.e., the market price prevailing just before the shares are actually issued).

  The 1995 Plan has been approved by the Company's Board of Directors and the Board recommends that shareholders also approve the Plan at their 1995 annual meeting. The Board believes that the stock purchase program is in the best interests of the Company's shareholders because it provides an additional incentive for employees to increase the value of the Company and to identify with the interests of the Company's shareholders.

  A summary of the Plan is provided immediately below. All statements about the Plan in this proxy statement are qualified by reference to the complete copy of the Plan attached to this proxy statement.

  How the Plan Works: Most employees of the Company and its subsidiaries are eligible to participate in the Plan. The eligibility rules are contained in parts 2 and 3 of the Plan. At December 31, 1994, the Company and its subsidiaries employed approximately 6,560 persons on a full time basis of whom approximately 93.4% would have been eligible on that date to participate in the new Plan in 1995. The persons not eligible to participate consist primarily of the Company's executive officers and employees of certain of the Company's subsidiaries based outside the United States. Virtually all other employees are eligible to participate after they have been employed for at least six months. None of the Company's directors are eligible to participate in the Plan.

  In June of each year, every eligible employee has the right to decide the amount he or she will commit to the purchase of stock under the Plan during the following year. The maximum amount that any employee can commit to the Plan for any year is limited to 5% of his or her compensation from the Company during twelve months immediately preceding the June in which the commitment is made (annualized if the employee has been employed by the Company for less than one year). Every employee is free to decide not to participate in the Plan in any year. An employee who elects not to participate in any particular year is free to participate the next year.

  The amount that each employee commits to the Plan (called his or her "purchase commitment") is deducted from his or her pay in equal installments over a one year period beginning with the first payday occurring after July 15 in the year in which the employee's contribution commitment is made.

  The purchase commitment which an employee elects to make in any year entitles the employee to purchase Common Stock from the Company at a price per share equal to 90% of the lower of (i) the market price per share on the first business day in June in that year or (ii) the market price per share on the last day of June in the next calendar year. The number of shares issuable to each employee will be determined by dividing the employee's committed amount by the purchase price per share (determined as indicated in the preceding sentence).

  An employee may elect to terminate any purchase commitment under the Plan at any time up to May 31 of the year after the year in which the purchase commitment was made. If an employee terminates his or her commitment, the deductions made from his or her pay under that commitment will be returned to the employee without interest and the employee will have no right to purchase any stock under the plan in the annual cycle to which the terminated commitment applied. If an individual's employment with the Company and its subsidiaries terminates after the individual makes an annual contributions commitment to the Plan and prior to June 30 in the following year, the employment termination will automatically terminate any purchase commitment by the individual which has not resulted in the issuance of stock under the Plan, the amount of payroll deductions made to implement that commitment will be refunded without interest, and the individual will loose the right to utilize any part of his or her committed amount to purchase shares.

  The 1995 version of the Plan incorporates two changes from the version of the plan in effect during the past five years. Under the preceding version of the Plan, the purchase price would be locked in at 90% of the market value of the stock on the first business day in the June in which the purchase commitment was made, and if the stock price happened to fall during the intervening year, almost all participants would exercise their right to terminate their purchase commitment and obtain a refund of their payroll deductions. Under the preceding version of the Plan, participants were entitled to receive interest at a rate of 6% per annum on the refunded payroll deductions. As noted above, the 1995 version of the Plan provides that if the stock price falls in the course of the year during which the payroll deductions are being made, the participant will be entitled to purchase stock at 90% of the market price of the stock on June 30 occurring just before the payroll deductions are completed. This feature is intended to encourage participants to acquire stock under the Plan rather than terminate their purchase commitments. The 1995 Plan further promotes this objective by providing that if a participant does terminate his or her commitment, the participant will not be entitled to receive interest on the refund of his or her payroll deductions.

  The 1995 Plan limits the total number of shares which may be issued under the Plan to 1.5 million shares (subject to adjustment to reflect any stock splits or other capital changes). The number of shares issued under the predecessor plans in each of the past five years were: 1994--11,207 shares; 1993--5,222 shares; 1992--58,346 shares; 1991--102,015 shares; and 1990--62,162 shares.

  As purchase commitments under the Plan are solely within each employee's control, the amounts and values of future benefits to be received pursuant to the Plan are not determinable.

  The Plan provides that the Company's Board of Directors may at any time terminate the Plan or make such changes or amendments as it may deem advisable without seeking any additional approval of the Company's shareholders.

  Federal Income Tax Considerations. A participant will be required to recognize as ordinary income the deductions from his or her pay used to collect the purchase price for stock sold to the participant under the Plan. The participant will not be required to recognize any taxable income at or prior to the time stock is issued under the Plan on the amount (if any) by which the market value of the stock exceeds the amount the participant paid for it under the Plan. If the participant holds stock for at least a year after it is issued to the participant under the Plan, then the participant will realize ordinary income at the time he or she sells it equal to the lower of (i) the original "spread" equal to 10% of the fair market value of the share on the first business day in June of the year in which the participant authorized the payroll deductions used to purchase the shares or (ii) the actual gain on sale (i.e., the amount by which the price at which the participant eventually sells the shares exceeds what the participant actually paid for the shares). If the actual gain on sale exceeds the original spread, the excess will be taxed to the participant as long term capital gains.

  If a participant disposes of shares less than a year after they are issued to the participant under the Plan, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on June 30 in the year in which the shares were issued over the purchase price for the shares under the Plan. If the sale price exceeds that June 30 fair market value, the excess will be taxed to the participant as short term capital gain.

  Shareholder Vote Required. Approval of the 1995 Plan requires the affirmative vote of a majority of the shares of Common Stock present at the annual meeting of shareholders (in person or by proxy).

  The Board of Directors recommends a vote FOR Proposal 2.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  The Company's executive officers and directors are required to file under the Exchange Act reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange.

  Based solely on information provided to the Company by executive officers and directors, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with except that a Form 4 filing for John G. Johnson, Jr. was inadvertently filed ten days late.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1987, the Company purchased its oil processing business from enterprises controlled by Joseph Chalhoub. Mr. Chalhoub is now a Senior Vice President of the Company and supervises the Company's oil reprocessing business. Mr. Chalhoub owns a 31% interest in Booth Oil Company, Inc. ("Booth"). Booth is the operator of an oil reprocessing facility in Buffalo, New York (the "Facility"). The Company did not attempt to acquire the Facility at the time of the initial acquisition of the oil processing business because Booth was in the process of a reorganization under Chapter 11 of the Bankruptcy Act and because the Company desired certain environmental clean up work be done before it acquired the Facility. Speedy Oil Co., Inc. (a company in which Mr. Chalhoub owns a 45% interest) ("SOC") acquired the right to purchase the Facility out of the Chapter 11 proceeding for $1 million and made substantial capital improvements at the Facility. SOC charged Booth $7,500 per month for use of the capital improvements pending SOC's purchase of the Facility. The purchase was consummated on or about November 1, 1992, and thereafter SOC leased the Facility (including the improvements made to it by SOC) back to Booth at a rental of $50,000 per month. In 1990 SOC granted the Company an option to purchase the Facility from SOC for a price equal to SOC's investment in the Facility plus interest on the investment at 12% per annum. During 1994, Safety-Kleen Oil Services, Inc. ("SKOS"), a wholly-owned subsidiary of the Company, settled a pending criminal investigation concerning the handling of used oil and oily water from 1989 to 1991 at the Facility. Under the settlement, SKOS agreed to pay a $1.9 million civil forfeiture. As a further part of the settlement, the Company agreed to exercise the option granted to it by SOC and purchase the Facility for approximately $2.4 million in accordance with the terms of the option outlined above. The purchase was consummated on September 16, 1994. Since that time, Booth has continued to operate the Facility as the owner and operator under applicable environmental permits. The Company paid Booth approximately $2.6 million for processing services at the Facility during 1994. The Company believes that the prices it paid for processing and management services at the Facility were competitive with the prices it would have been required to pay at other third party facilities.

  During 1994, the Company paid approximately $200,000 to Williams & Vanino, Inc., for environmental management consulting services. Marcia E. Williams, a director of the Company, is President of Williams & Vanino. In addition, Marcia Williams' husband is a partner with the law firm of Latham & Watkins. Safety-Kleen paid approximately $270,000 to Latham & Watkins for legal services in 1994. Latham & Watkins' total revenues in 1994 were over $260 million.

  Most of the uniforms used by the Company are supplied by Cintas Corporation as part of Cintas' uniform service. One of the Company's directors, Richard Farmer, is the Chairman and Chief Executive Officer of Cintas Corporation. During 1994, Safety-Kleen paid approximately $3 million to Cintas for this uniform service. Cintas Corporation's total revenues exceeded $570 million in 1994.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen & Co., independent public accountants, as auditors for its fiscal year ending December 30, 1995, upon the recommendation of its Audit Committee.

  The firm of Arthur Andersen & Co. has audited the accounts of the Company since 1968. A representative of the firm of Arthur Andersen & Co. will be in attendance at the shareholders' meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to shareholder questions.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Proxy Statement relating to the 1996 annual shareholders' meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal executive office in Elgin, Illinois, no later than November 25, 1995. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                               OTHER INFORMATION

  Safety-Kleen's management does not know of any other matters that will be presented for action at the 1995 annual meeting. Should any other matter come before the meeting, however, the proxies will be voted with respect to such matter in accordance with the judgment of the persons acting under the proxies.

  A COPY OF SAFETY-KLEEN'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST FOR SUCH REPORT TO:

                ROBERT W. WILLMSCHEN, JR.
                SR. VICE PRESIDENT AND SECRETARY
                SAFETY-KLEEN CORP.
                1000 NORTH RANDALL RD.
                ELGIN, ILLINOIS 60123

                                          By Order of the Board of Directors

                                          Robert W. Willmschen, Jr.
                                          Secretary
March 24, 1995
Elgin, Illinois

                                                                       EXHIBIT A

                   SAFETY-KLEEN EMPLOYEE STOCK PURCHASE PLAN

  1. Purpose of the Plan. The Plan described in this instrument shall have the name "Safety-Kleen Employee Stock Purchase Plan" and is herein called "this Plan." The purpose of this Plan is to provide eligible employees who wish to invest in Safety-Kleen Corp. (the "Company") Common Stock, $.10 par value (the "Common Stock"), a convenient and economical method of doing so. The Company believes that employee participation in the ownership of the Company will be to the mutual benefit of both the employees and the Company.

  2. Participating Employers. The Company shall at all times be a "participating employer" for purposes of this Plan. Any other corporation shall be deemed to be a participating employer under this Plan if on the date as of which the corporation's status is being determined either (i) the corporation is a domestic subsidiary of the Company and the Compensation Committee designated by the Company's Board of Directors (the "Board") has not determined to exclude such corporation from being a participating employer under this Plan or (ii) the corporation is a foreign subsidiary and the Compensation Committee has determined to include such corporation as a participating employer under this Plan (provided that the following foreign subsidiaries shall be participating employers under the Plan until and unless the Compensation Committee otherwise decides: Safety-Kleen U.K. Limited, Safety-Kleen Canada, Inc., Safety-Kleen Oil Recovery Co., and Safety-Kleen Oil Service, Inc. The term "subsidiary" whenever it is used in this Plan has the meaning it is given in Section 424(f) of the Internal Revenue Code of 1986 (the "Code"). A subsidiary shall be deemed a "domestic subsidiary" if it is incorporated in any jurisdiction within the United States and a majority of its employees are residents of the United States. A subsidiary shall be deemed a "foreign" subsidiary if it does not qualify as a domestic subsidiary.

  3. Eligible Employees. Every individual who is employed by a participating employer on any particular Grant Date for options under this Plan shall be an eligible employee on that Grant Date and shall be eligible to receive an option granted on that Grant Date under this Plan, except that none of the following individuals shall be an eligible employee on (or be entitled to receive any options granted on) that particular Grant Date:

    (a) an individual who has not been continuously employed by a participating employer since January 1 of the year in which that Grant Date occurs (provided that an individual who is employed by a participating employer on that Grant Date and has been continuously employed since January 1 of the year in which that Grant Date occurs by any combination of one or more corporations who are participating employers on that Grant Date, a subsidiary of the Company which is not a participating employer, and any business acquired prior to that Grant Date by a participating employer or any such subsidiary shall not be disqualified from participation under this clause (a));

    (b) an employee who is employed on a part time basis on that Grant Date;

    (c) an individual who on that particular Grant Date is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Company's Common Stock; or

    (d) an employee who after giving effect to the option which would be granted to him on that Grant Date would own (or hold options to purchase) shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent, if any, or any subsidiary of the Company. In determining whether the stock ownership of an employee equal or exceeds this 5% limit, the rules of Code Section 424(d) shall apply, and stock which the employee may purchase under outstanding options (whether or not such options qualify for the tax treatment afforded by Code Section 421(a)) shall be treated as stock owned by the employee.

  4. Annual Option Grants. Options shall be granted under this Plan on June 1 of each of the years 1995 through 1999 except that in each of those years in which June 1 falls on a Saturday, Sunday, or federal holiday, the options in that year shall be granted on the first date immediately following that June 1 which is not a Saturday, Sunday or a federal holiday. The date upon which options are granted under the preceding sentence in any particular year shall be the "Grant Date" for each of the options granted on that date. Each individual who is an eligible employee on the Grant Date in any year shall be granted an option on that Grant Date pursuant to the terms of this Plan.

  5. Employee Contributions.

  a. Election to Contribute. Each individual who qualifies as an eligible employee on the Grant Date in any particular year shall have the right (subject to the limitations in this Plan) to decide whether or not to participate in the Plan with respect to the option granted on that Grant Date and to decide the amount he or she will contribute to the Plan with respect to that option, provided that:

    (1) no individual shall be entitled to contribute less than $2 per week during that contributions period; and

    (2) no individual shall be entitled to contribute more than 5% of the individual's compensation from all participating employers for the pay days occurring during the period beginning on June 1 of the year preceding the year in which that Grant Date occurs and ending on the May 31 immediately preceding that Grant Date (except that if such employee has been employed by participating employers for less than that entire period such amount may not exceed 5% of his or her annualized compensation for his or her period of employment with participating employers determined in such manner as the Compensation Committee shall approve).

In order to be entitled to participate in the Plan with respect to the option granted on any particular Grant Date, an eligible employee must complete and return a participation commitment on a form provided by the Company not later than the June 30 immediately following the Grant Date in which the employee (i) commits (subject to the provisions in this Plan) to the amount the employee will contribute to the Plan with respect to that option (herein called the employee's "committed amount" for that option) and (ii) authorizes payroll deductions in such amount as will result in the full payment of the employee's committed amount over a period (the "contributions period") of 52 weeks from the date of the first payroll deduction.

  b. Payroll Deduction. Payroll deductions with respect to each option will begin with the first pay day after July 15 immediately following the Grant Date of such option and shall continue with respect to that option until 52 weeks of the employee's pay have been subject to deduction or the option is terminated pursuant to part 11, whichever event occurs first. Cash payments are not permitted under the Plan without the Company's consent and unless the Company otherwise prescribes, any direct cash contributions which are made will be treated in the same way payroll deductions are treated under the terms of this Plan. The amounts of payroll deductions (and any other contributions) from employees participating in the Plan shall be held by the Company and may be used by the Company for any corporate purpose.

  6. Option Price. Except as provided in the next sentence, the option price of the Common Stock purchasable with each option granted under this Plan shall be 90% of the lower of (i) the fair market value (as defined below) of the Common Stock on the Grant Date of the option or (ii) the fair market value of the Common Stock on June 30 in the year after the year in which the Grant Date. For purposes of the Plan, the "fair market value" of the Common Stock shall mean the closing price per share as reported in the New York Stock Exchange-Composite Transactions for the date for which fair market value is determined provided that if no trading in the Common Stock on the New York Stock Exchange shall be reported for that date, then the fair market value of the Common Stock on that date shall be deemed to be the closing price for the Common Stock on the latest day prior to that date upon which trading in the Common Stock shall have occurred on the New York Stock

Exchange. If the price per share prescribed by the preceding sentence shall be deemed lower than the lowest price which would permit this Plan to qualify as an "employee stock purchase plan" for purposes of Section 423(b) of the Code, then such lowest price shall be substituted for the price otherwise prescribed by the preceding sentence.

  7. Number of Shares Issuable Upon Exercise of Each Option. Except as otherwise provided in the next sentence, the number of shares which shall be issuable to an eligible employee upon exercise of any particular option granted to that employee under the Plan shall be the largest integral number of which does not exceed the least of:

    (a) the quotient obtained by dividing (i) the option price for the shares (established as prescribed in Part 6) into (ii) the eligible employee's committed amount for that option (established as prescribed in part 5) (provided that if such quotient has a value to the right of the decimal point equal to .5 or more, the quotient shall be rounded up to the next higher integral number (e.g. a quotient of 100.5 would be rounded up to 101)), or

    (b) twice the number obtained by dividing (i) 90% of the fair market value per share of the Common Stock on the Grant Date of the option into
  (ii) the eligible employee's committed amount for that option (established as prescribed in part 5), or

    (c) the number obtained by dividing $25,000 by the fair market value per share of the Common Stock on the Grant Date of the option, or

    (d) the maximum number of shares which can be purchased with the option without causing the individual to exceed the limit imposed by clause (d) in part 3 of this Plan.

In the event that exercise of options granted in any particular year would cause the aggregate number of shares issued under this Plan to exceed the limit imposed by Part 8, then the number of shares issuable by reason of the exercise of any option granted in that year shall be reduced to the largest integral number which is less than the number determined by multiplying the number of shares which would have been issued by reason of the exercise of that option but for this reduction times a fraction, the numerator of which is the number of shares remaining available under this Plan prior to the exercise of any options granted in that year and the denominator of which is the number of shares which would be issued by reason of the exercise of all options granted in that year but for this reduction.

  8. Shares of Common Stock Subject to the Plan. The maximum number of shares of Common Stock that will be sold under the Plan is 1,500,000 subject to adjustment as provided in part 16. Shares subject to any option that are not sold for any reason (including termination of such option prior to exercise) will be available for other options granted under this Plan.

  9. Exercise. Except as otherwise provided in part 11, each option granted in any particular year shall automatically be exercised on June 30 of the subsequent year (which shall be deemed the "exercise date" of that option). No action on the part of the employee holding the option shall be necessary to cause such exercise.

  10. Issuance of Common Stock Certificates. Certificates for shares of Common Stock issuable by reason of the exercise of any option granted under this Plan will be issued to the individual to whom such option was granted upon full payment for the shares that individual is entitled to purchase pursuant to that option. No one shall have any rights with respect to the shares issuable under any option until full payment for those shares is made. No fractional share shall be issued in connection with the exercise of any option.

  11. Option Termination.

  a. Election Not To Participate. In the event any eligible employee shall return an election to the Company declining to make any contribution with respect to any option granted to that employee, then such option shall be deemed terminated and the employee shall not have any right to purchase any shares under or by reason of the grant of that option. The Company shall be entitled (but not obligated) to treat any eligible employee from whom the Company has not received a written authorization for payroll deductions with respect to any option by June 30 immediately following the Grant Date of that option as having elected not to (i) make any contributions to the Plan with respect to that option or (ii) purchase any shares under that option, and in such event such option shall be deemed to have terminated unexercised on that June 30.

  b. Employee's Right to Terminate Election. An employee may elect to terminate any option granted to such employee under this Plan, provided that (i) such right of termination may not be exercised after the May 31 which first occurs after the Grant Date of the option (the "Termination Deadline") and (ii) the termination right may only be exercised in whole to eliminate the right to purchase all shares with that option. Such termination right shall be deemed to be exercised when the employee shall deliver written notice of termination to such representative of the Company as the Company shall designate from time to time in connection with the Plan. The Company shall have the right to treat as ineffective any attempt to terminate made other than in accordance with Company procedures or any attempt to terminate in accordance with Company procedures which occurs on or after the Termination Deadline.

  c. Termination of Employment. If prior to the exercise date of any option granted under this Plan, the option holder's employment with all participating employers shall terminate for any reason whatsoever (including but not limited to death, retirement or termination by the employer with or without cause), then such option shall terminate on the earliest date on which the option holder shall not be employed by any participating employer. In no event shall the grant of any option under this Plan be deemed to bestow on the person to whom it is granted any right to employment or any right to damages in the event employment is terminated for any reason or impair to any extent the Company's right to terminate the employment of any individual.

  d. Payroll Deduction Refund. Within 60 days after the termination of any option granted under this Plan, the Company shall pay to the option holder an amount equal to the aggregate amounts deducted from such holder's pay with respect to such option (excluding withholding taxes and other such deductions which would not have been available to pay the purchase price for shares subject to the option). No interest shall accrue or be paid on any amounts deducted, held or refunded pursuant to this Plan.

  12. Nontransferability. No option granted under this Plan shall be assignable or tranferable, and such option shall be exercisable only by the participating employee during his lifetime. In the event the individual to whom an option was granted under this Plan shall die or become disabled prior to the issuance of the shares and/or payment due with respect to that option, then (i) such shares and/or payment shall be issuable to the personal representative, administrator or other person entitled thereto by reason of the death or disability and (ii) the Company shall not be obligated to issue such shares or payment until it receives such evidence as it shall require to establish to its satisfaction the identity of the person entitled to receive such issuance.

  13. Administration. The Plan will be administered by the Compensation Committee ("Committee") of the Board as selected from time to time by the Board. The Committee may enact rules and regulations for the administration of the Plan and may decide questions which may arise with respect to its interpretation or application. The Committee's interpretations and decisions with respect to the Plan shall be final and conclusive.

  14. Expenses. The Company will pay the expenses of administering the Plan.

  15. Effective Date of the Plan. The Plan shall become effective June 1, 1995, subject to the approval, within 12 months before or after the adoption of the Plan by the Board, of holders of at least a majority of the voting stock of the Company voting in person or by proxy at a duly-held stockholders' meeting.

  16. Adjustments.

  a. Stock Splits. The number of shares subject to outstanding options, the option price for which shares may be purchased upon the exercise of outstanding options, and the number of shares available for options subsequently granted under this Plan shall be appropriately adjusted to reflect any stock dividend, stock split, or other action determined by the Committee to be similar to any of the actions expressly indicated in this sentence in its substantive effect upon this Plan or the options granted under this Plan.

  b. Changes in Capitalization. In the event of any reorganization, recapitalization, reclassification, merger, consolidation or sale of all or substantially all of the Company's assets followed by liquidation or other transaction which is effected in such a way that holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a "Capital Change"), then (except as otherwise provided in paragraph c immediately below) the Committee shall make appropriate changes to assure that each outstanding option thereafter represents the right to acquire, in lieu of or in addition to the shares of Common Stock subject to such option, such securities or assets which the holder of such option would have received if all shares subject to such option had been owned by such holder at the record date for such Capital Change by reason of such ownership. In connection with a Capital Change, the Committee shall make such changes in each option as the Committee determines appropriate to reflect such Capital Change. The Board of Directors shall have the right to make such changes in the kind of securities or other property available for options granted under this Plan after any Capital Change as the Board deems appropriate to reflect such Capital Change. Unless the Committee shall otherwise determine, a cash distribution on the Company's Common Stock shall not constitute a Capital Change for purposes of this Plan. If no previous adjustments under this part 16 have been made prior to a Capital Change, then the shares subject to each option at the time of the Capital Change shall be deemed to be equal to the largest integral number which is less than the result determined by dividing the fair market value per share of the Common Stock on the Grant Date into the option holder's committed amount. If an adjustment shall have been made under this section 16 prior to such Capital Change, then the shares subject to the option shall be the shares and/or other property which shall be subject to that option after giving effect to all adjustments under this part 16 which shall have occurred prior to that Capital Change.

  c. Alternative Treatment. In lieu of making the adjustment prescribed in the preceding paragraph b, the Compensation Committee may with respect to any Capital Change

    (i) elect to make a cash payment to each option holder equal to the sum of the amount of payroll deductions made with respect to that option holder's option plus the product derived by multiplying the number of shares subject to the option times the amount by which the fair market value per share of the Common Stock at the time of the Capital Change shall exceed the fair market value per share of the Common Stock at the Grant Date of that option or

    (ii) if the fair market value of the Common Stock when the Capital Change occurs shall be less than the fair market value of the Common Stock on the Grant Date of the option, elect to refund to each option holder the aggregate amount of payroll deductions made with respect to that holder's option, or

    (iii) grant each option holder the right to purchase the shares and/or other property subject to his or her option immediately after giving effect to the adjustment prescribed in paragraph

  6b at a purchase price equal to the amount by which the option holder's commited amount shall exceed payroll deductions made with respect to his or her option but subject to the condition that if the purchase price is not paid within 30 days after notice of such right is given the option holder, the option holder shall only be entitled to receive a refund without interest of such holder's payroll deductions with respect to the option.

If the Committee makes any of the elections prescribed in this paragraph c with respect to any Capital Change, then each option holder's rights flowing from that election as prescribed in this paragraph c shall be in lieu of (and shall extinguish) all other rights which that holder might otherwise have had with respect to such option or with respect to refund of the payroll deductions previously made with respect to that option.

  d. Final Determinations. The determination of the Committee or the Board as to the nature of the adjustment to be made in response to any event contemplated by this Part 16 shall be binding upon all persons concerned.

  17. Amendment and Termination. No option may be granted nor may any employee elect to participate in the Plan after December 31, 1999. The Board may at any time terminate the Plan or make such changes or amendments as it shall deem advisable without the approval of the stockholders of the Company. Without the consent of an employee who has elected to participate in the Plan no termination, modification or amendment of the Plan may adversely affect the rights of such employee under options granted prior to such termination, modification or amendment.

  18. Government Regulations. The Plan and the grant and exercise of options and the obligation of the Company to sell and deliver shares under such options shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agency as may be required.

  19. Internal Revenue Code Requirements Control. The Company's objective is that the Plan shall at all times constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Code and that each option granted under this Plan constitute an option granted under such an employee stock purchase plan and accordingly: (i) all provisions in this Plan and in each option granted under this Plan shall be interpreted and applied in a manner which will satisfy that objective and (ii) if any requirement necessary to satisfy that objective is not expressly contained in the Plan or such option, then such requirement is by this reference incorporated herein and therein.

                               Printed on recycled paper
                        LOGO

P R O X Y

[SAFETY-KLEENL LOGO]
    1000 NORTH RANDALL ROAD . ELGIN, ILLINOIS 60123-1499

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Russell A. Gwillim and Karl G. Otzen, and either of them are appointed Proxies, with power of substitution, to vote all stock of the undersigned at the annual meeting of shareholders to be held May 12, 1995 at 10:00 a.m. at The Westin Ho-tel O'Hare, 6100 River Road, Rosemont, Illinois 60018, and at any adjournment thereof, upon the matters mentioned hereafter, and in their discretion upon such matters as may properly come before said meeting. Receipt of Notice, dated March 24, 1995 of Annual Meeting and accompanying Proxy Statement is acknowl-edged, and any Proxy previously given is revoked.

Election of Directors, Nominees:          COMMENTS: (change of address)
Russell A. Gwillim, Edgar D. Jannotta,
Karl G. Otzen and Marcia E. Williams      -----------------------------------

                                          -----------------------------------

                                          -----------------------------------

                                          -----------------------------------

                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this
                                          card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                         SIDE

--------------------------------------------------------------------------------


[X] Please mark your votes as in this example.                          | 2897
                                                                          ----

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2.
--------------------------------------------------------------------------------

1. Election of Directors, nominees: R. A. Gwillim, E. D. Jannotta, K. G. Otzen and M. E. Williams

   FOR    WITHHELD
   [_]      [_]

   For, except vote withheld from the following nominee(s):

   ---------------------------------------------------------

2. Approval to adopt the 1995 Employee Stock Purchase Plan

   FOR    AGAINST    ABSTAIN
   [_]      [_]        [_]

   Change of Address Comments on Reverse Side
   [_]


SIGNATURE(S) __________________________________________________DATE __________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.